                                                                      EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

              Calculation of Basic Earnings Per Common Share and
                 Diluted Earnings Per Common Share (unaudited)
                        (in millions, except per share)

                                                                                       Three Months Ended
                                                                                             March 31,
                                                                               -------------------------------------
                                                                                     1999                1998
                                                                               -----------------   -----------------
   Basic earnings per common share (1):
     Net income applicable to common stock                                               $ 41.6              $ 19.0
                                                                               =================   =================


     Average number of common shares outstanding                                           95.6                96.1
                                                                               =================   =================


     Basic earnings per common share                                                      $ .44               $ .20
                                                                               =================   =================

   Diluted earnings per common share: (1, 2):
     Net income applicable to common stock                                               $ 41.6              $ 19.0
                                                                               =================   =================

     Average number of common shares outstanding                                           95.6                96.1

     Add common share effect, assuming conversion
       of potentially dilutive securities                                                    .6                  .9
                                                                               -----------------   -----------------
     Average number of common shares outstanding
       on a diluted basis                                                                  96.2                97.0
                                                                               =================   =================

     Diluted earnings per common share                                                    $ .43               $ .20
                                                                               =================   =================

  NOTES:
  ------------------------

  (1) Basic earnings per common share is computed by dividing net income applicable to common stockholders by the average number of common shares outstanding. The computation of dilutive earnings per common share assumes that the average number of common shares outstanding is increased by dilutive common share equivalents.

  (2) Potentially dilutive securities at March 31, 1999 included shares issuable pursuant to certain stock-based compensation arrangements. These securities included 319,500 shares issuable upon the vesting of the restricted share units as well as 155,000 shares issuable upon the exercise of stock options calculated using the treasury stock method.